Exhibit 99.1

EastGroup Properties Announces
Fourth Quarter and Full Year 2025 Results

Quarter Highlights

•Net Income Attributable to Common Stockholders of $1.27 Per Diluted Share for Fourth Quarter 2025 Compared to $1.16 Per Diluted Share for Fourth Quarter 2024
•Funds from Operations (“FFO”), Excluding Gain on Involuntary Conversion and Business Interruption Claims, of $2.34 Per Diluted Share for Fourth Quarter 2025 Compared to $2.15 Per Diluted Share for Fourth Quarter 2024, an Increase of 8.8%
•Same Property Net Operating Income for the Same Property Pool, Excluding Income From Lease Terminations, Increased 8.5% on a Straight-Line Basis and 8.4% on a Cash Basis for Fourth Quarter 2025 Compared to the Same Period in 2024
•Operating Portfolio was 97.0% Leased and 96.5% Occupied as of December 31, 2025; Average Occupancy of Operating Portfolio was 96.2% for Fourth Quarter 2025 as Compared to 95.8% for Fourth Quarter 2024
•Rental Rates on New and Renewal Leases Increased an Average of 34.6% on a Straight-Line Basis
•Acquired an Operating Property in Las Vegas Containing 101,000 Square Feet and 129 Acres of Development Land in Dallas and San Antonio for Approximately $56 Million
•Started Construction of Three Development Projects Located in Atlanta and Orlando Totaling 547,000 Square Feet with Projected Total Costs of Approximately $73 Million
•Signed 11 Leases on Development Properties Totaling Approximately 662,000 Square Feet
•Closed $250 Million Senior Unsecured Term Loans With a Weighted Average Effectively Fixed Interest Rate of 4.13%

Year Highlights

•Net Income Attributable to Common Stockholders of $4.87 Per Diluted Share for 2025 Compared to $4.66 Per Diluted Share for 2024 (There Were No Gains on Sales of Real Estate Investments in 2025 as Compared to $9 Million, or $0.18 Per Diluted Share, in 2024)
•FFO, Excluding Gain on Involuntary Conversion and Business Interruption Claims, of $8.95 Per Diluted Share for 2025 Compared to $8.31 Per Diluted Share for 2024, an Increase of 7.7%
•Same Property Net Operating Income for the Same Property Pool, Excluding Income From Lease Terminations, Increased 7.0% on a Straight-Line Basis and 6.7% on a Cash Basis for 2025 Compared to 2024
•Average Occupancy of Operating Portfolio was 95.9% for 2025 as Compared to 96.8% for 2024
•Rental Rates on New and Renewal Leases Increased an Average of 40.1% on a Straight-Line Basis
•Acquired Four Operating Properties Containing 739,000 Square Feet and 300 Acres of Development Land for Approximately $262 Million
•Started Construction of Seven Development Projects Totaling 1,439,000 Square Feet with Projected Total Costs of Approximately $179 Million
•Transferred 11 Development Projects Containing 2,109,000 Square Feet to the Operating Portfolio
•Increased the Quarterly Dividend by $0.15 Per Share (10.7%) to $1.55 Per Share

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | www.EastGroup.net

JACKSON, MISSISSIPPI, February 4, 2026 - EastGroup Properties, Inc. (NYSE: EGP) (the “Company”, “we”, “us” or “EastGroup”) announced today the results of its operations for the three and twelve months ended December 31, 2025.

Commenting on EastGroup’s performance, Marshall Loeb, CEO, stated, “I’m pleased with how we ended the year in terms of FFO per share exceeding our expectations, as well as the development leases we signed. Looking ahead, I’m excited with our recent wave of promotions. Creating the roles of President and Chief Operating Officer position us to capitalize on growth opportunities we believe the market will present. With limited supply and anticipated growing demand, we are excited about our pathway. Looking beyond this environment, I remain bullish on the continuing external trends benefitting our shallow bay, last mile, high-growth market portfolio.”

Reid Dunbar, President, added, “I’m excited for the opportunity to support Marshall and collaborate with our executive team as we continue to expand EastGroup’s platform. With an exceptional team, a strong balance sheet, best-in-class portfolio and strategic land holdings, we are well positioned to capitalize on future growth opportunities across our markets.”

EARNINGS PER SHARE

Three Months Ended December 31, 2025
On a diluted per share basis, earnings per common share (“EPS”) were $1.27 for the three months ended December 31, 2025, compared to $1.16 for the same period of 2024. The increase in EPS was primarily due to the following:
•The Company’s property net operating income (“PNOI”) was $138,609,000 ($2.60 per diluted share) for the three months ended December 31, 2025, as compared to $120,867,000 ($2.40 per diluted share) for the same period of 2024, which was an increase of $0.20 per diluted share.
•Interest expense was $8,713,000 ($0.16 per diluted share) for the three months ended December 31, 2025, as compared to $9,192,000 ($0.18 per diluted share) for the same period of 2024, which was a decrease of $0.02 per diluted share.
The increase in EPS was partially offset by the following:
•Depreciation and amortization expense was $57,069,000 ($1.07 per diluted share) for the three months ended December 31, 2025, as compared to $49,662,000 ($0.99 per diluted share) for the same period of 2024, which was an increase of $0.08 per diluted share.
•Weighted average shares outstanding increased by 3,044,000 on a diluted basis for the three months ended December 31, 2025, as compared to the same period of 2024.

Twelve Months Ended December 31, 2025
Diluted EPS for the twelve months ended December 31, 2025 was $4.87 compared to $4.66 for the same period of 2024. The increase in EPS was primarily due to the following:
•PNOI was $528,345,000 ($10.00 per diluted share) for the twelve months ended December 31, 2025, as compared to $464,995,000 ($9.51 per diluted share) for the same period of 2024, which was an increase of $0.49 per diluted share.
•Interest expense was $32,113,000 ($0.61 per diluted share) for the twelve months ended December 31, 2025, as compared to $38,956,000 ($0.80 per diluted share) for the same period of 2024, which was a decrease of $0.19 per diluted share.
The increase in EPS was partially offset by the following:
•Depreciation and amortization expense was $216,732,000 ($4.10 per diluted share) for the twelve months ended December 31, 2025, as compared to $189,411,000 ($3.87 per diluted share) for the same period of 2024, which was an increase of $0.23 per diluted share.
•There were no gains on sales of real estate investments recognized during the twelve months ended December 31, 2025. EastGroup recognized gains on sales of real estate investments of $8,751,000 ($0.18 per diluted share) during the twelve months ended December 31, 2024.
•Weighted average shares outstanding increased by 3,903,000 on a diluted basis for the twelve months ended December 31, 2025, as compared to the same period of 2024.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | www.eastgroup.net

FUNDS FROM OPERATIONS AND PROPERTY NET OPERATING INCOME

Three Months Ended December 31, 2025
For the three months ended December 31, 2025, funds from operations attributable to common stockholders (“FFO”) were $2.34 per diluted share compared to $2.15 per diluted share during the same period of 2024, an increase of 8.8%.

PNOI increased by $17,742,000, or 14.7%, during the three months ended December 31, 2025, compared to the same period of 2024. PNOI increased $9,518,000 due to same property operations (based on the same property pool), $5,123,000 due to 2024 and 2025 acquisitions, and $3,227,000 due to newly developed and value-add properties.

Same PNOI, Excluding Income from Lease Terminations, increased 8.5% on a straight-line basis for the three months ended December 31, 2025, compared to the same period of 2024; on a cash basis (excluding straight-line rent adjustments and amortization of above/below market rent intangibles), Same PNOI increased 8.4%.

On a straight-line basis, rental rates on new and renewal leases signed during the three months ended December 31, 2025 (representing 3.7% of our total square footage) increased an average of 34.6%.

Twelve Months Ended December 31, 2025
FFO for the twelve months ended December 31, 2025, was $8.98 per diluted share compared to $8.35 per diluted share during the same period of 2024, an increase of 7.5%.

FFO, Excluding Gain on Involuntary Conversion and Business Interruption Claims, was $8.95 per diluted share for the twelve months ended December 31, 2025, compared to $8.31 per diluted share for the same period of 2024, an increase of 7.7%.

PNOI increased by $63,350,000, or 13.6%, during the twelve months ended December 31, 2025, compared to the same period of 2024. PNOI increased $29,889,000 due to same property operations (based on the same property pool), $23,178,000 due to 2024 and 2025 acquisitions, and $11,504,000 due to newly developed and value-add properties.

Same PNOI, Excluding Income from Lease Terminations, increased 7.0% on a straight-line basis for the twelve months ended December 31, 2025, compared to the same period of 2024; on a cash basis (excluding straight-line rent adjustments and amortization of above/below market rent intangibles), Same PNOI increased 6.7%.

On a straight-line basis, rental rates on new and renewal leases signed during the twelve months ended December 31, 2025 (representing 15.1% of our total square footage) increased an average of 40.1%.

The same property pool for the three and twelve months ended December 31, 2025 includes properties which were included in the operating portfolio for the entire period from January 1, 2024 through December 31, 2025; this pool is comprised of properties containing 54,721,000 square feet.

FFO, FFO Excluding Gain on Involuntary Conversion and Business Interruption Claims, PNOI, and Same PNOI are non-GAAP financial measures, which are defined under Definitions later in this release.  Reconciliations of Net Income to PNOI and Same PNOI, and Net Income Attributable to EastGroup Properties, Inc. Common Stockholders to FFO and FFO, Excluding Gain on Involuntary Conversion and Business Interruption Claims, are presented in the attached schedule “Reconciliations of GAAP to Non-GAAP Measures.”

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | www.eastgroup.net

ACQUISITIONS AND DISPOSITIONS

As previously announced, in December 2025, EastGroup acquired a recently developed building, known as EastGroup Point at Cheyenne, in the North Las Vegas submarket for $21,134,000. The building contains 101,000 square feet, is currently 100% leased to one tenant, and increases the Company’s ownership in Las Vegas to 1,497,000 square feet, which is currently 100% leased.

Also, as previously announced, the Company is under contract to acquire a property in Jacksonville, located in the Southside industrial submarket, which includes two buildings totaling 177,000 square feet. The closing, originally expected in December 2025, is now anticipated to occur in the first half of 2026.

During the three months ended December 31, 2025, as detailed in a previous announcement, the Company closed on the acquisition of the following development land in two different markets:
•Frisco Park 121 East Land - 16 acres in the Northeast Dallas submarket for $10,305,000. This site is expected to accommodate the future development of two buildings containing approximately 180,000 square feet.
•McKinney Airport Trade Center Land - 34 acres in the Northeast Dallas submarket for $15,025,000, which is adjacent to the three industrial buildings acquired by the Company during the third quarter of 2025. This site is expected to accommodate the future development of five buildings totaling approximately 385,000 square feet.
•Schertz Station 3009 Land - 78 acres in the Northeast San Antonio submarket for $9,461,000. The site is expected to accommodate the future development of eight buildings totaling approximately 900,000 square feet.

In aggregate, during 2025, EastGroup acquired 739,000 square feet of operating properties for $143,099,000 and 300 acres of development land for $118,584,000.

In February 2026, the Company is scheduled to close on the disposition of a property containing six buildings totaling 398,000 square feet in Fresno, California, representing the Company’s exit from the Fresno market as it continues to recycle capital into markets that better align with its portfolio and long-term strategy. The property is being sold for approximately $37,000,000 resulting in a gain of approximately $25,000,000, which is expected to be recorded in the first quarter of 2026. Gains on sales of real estate investments are excluded from FFO.

DEVELOPMENT AND VALUE-ADD PROPERTIES

During the fourth quarter of 2025, EastGroup began construction of three new development projects containing 547,000 square feet located in Atlanta and Orlando, with projected total costs of $72,500,000.

The development projects started during the twelve months ended December 31, 2025 are detailed in the table below:

Development Projects Started in 2025	Location	Size	Anticipated Conversion Date	Projected Total Costs
		(Square feet)		(In thousands)
Dominguez(1)	Los Angeles, CA	262,000	11/2026	$9,200
Horizon West 9	Orlando, FL	113,000	08/2026	15,900
Greenway 100 & 200	Atlanta, GA	289,000	04/2027	34,200
McKinney 5 & 6	Dallas, TX	161,000	08/2027	27,000
Station 24 1 & 2	Nashville, TN	180,000	08/2027	35,700
Braselton 1	Atlanta, GA	205,000	12/2027	23,500
North Ridge Trail	Orlando, FL	229,000	12/2027	33,100
Total Development Projects Started		1,439,000		$178,600
(1) Represents a redevelopment project.
400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | www.eastgroup.net

At December 31, 2025, EastGroup’s development and value-add program consisted of 17 projects (3,473,000 square feet) in 12 markets. The projects, which were collectively 19% leased as of February 3, 2026, have a projected total cost of $499,900,000, of which $161,317,000 remained to be invested as of December 31, 2025.

During the fourth quarter of 2025, EastGroup transferred one project, known as Horizon West 5, to the operating portfolio. The Company transfers projects to the portfolio at the earlier of 90% occupancy or one year after completion. The project, which is located in Orlando, contains 85,000 square feet.

The development projects transferred to the operating portfolio during the twelve months ended December 31, 2025 are detailed in the table below:

Development and Value-Add Properties Transferred to the Operating Portfolio in 2025	Location	Size	Conversion Date	Cumulative Cost as of 12/31/25	Percent Leased as of 2/3/26
		(Square feet)		(In thousands)

SunCoast 9	Fort Myers, FL	111,000	02/2025	$16,385	64%
Northeast Trade Center 1	San Antonio, TX	264,000	03/2025	28,814	100%
Horizon West 6	Orlando, FL	87,000	04/2025	12,321	100%
Basswood 3-5	Fort Worth, TX	351,000	05/2025	50,018	70%
Crossroads 1	Tampa, FL	124,000	05/2025	19,350	100%
Eisenhauer Point 10-12	San Antonio, TX	223,000	05/2025	28,642	48%
Braselton 3	Atlanta, GA	115,000	07/2025	15,027	100%
Gateway South Dade 1 & 2	Miami, FL	169,000	07/2025	34,511	46%
Riverside 1 & 2	Atlanta, GA	284,000	07/2025	34,128	100%
Cass White 1 & 2	Atlanta, GA	296,000	09/2025	34,614	48%
Horizon West 5	Orlando, FL	85,000	12/2025	10,531	0%
Total Projects Transferred		2,109,000		$284,341	72%

Projected Stabilized Yield(1)	7.2%

(1) Weighted average yield based on projected stabilized annual property net operating income on a straight-line basis at 100% occupancy divided by projected total costs.

DIVIDENDS

EastGroup declared a cash dividend of $1.55 per share of common stock in the fourth quarter of 2025, which was paid on January 15, 2026. This was the Company’s 184th consecutive quarterly cash distribution to shareholders. The Company has increased or maintained its dividend for 33 consecutive years and has increased it 30 years over that period, including increases in each of the last 14 years. The annualized dividend rate of $6.20 per share represents a dividend yield of 3.4% based on the closing stock price of $180.11 on February 3, 2026.

FINANCIAL STRENGTH AND FLEXIBILITY

EastGroup continues to maintain a strong and flexible balance sheet.  Debt-to-total market capitalization was 14.7% at December 31, 2025.  The Company’s interest and fixed charge coverage ratio was 15.3x and 15.8x for the three and twelve months ended December 31, 2025, respectively. The Company’s ratio of debt to earnings before interest, taxes, depreciation and amortization for real estate (“EBITDAre”) was 3.0x and 3.2x for the three and twelve months ended December 31, 2025, respectively. EBITDAre and the Company’s interest and fixed charge coverage ratio are non-GAAP financial measures defined under Definitions later in this release. Refer to the schedule “Reconciliations of GAAP to Non-GAAP Measures” attached for the calculation of the Company’s interest and fixed charge coverage ratio, the debt to EBITDAre ratio, and the reconciliation of Net Income to EBITDAre.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | www.eastgroup.net

In October 2025, EastGroup repaid two senior unsecured notes totaling $75,000,000 at maturity with a weighted average fixed interest rate of 3.98%. During the twelve months ended December 31, 2025, the Company repaid maturing debt totaling $145,000,000 with a weighted average effectively fixed interest rate of 3.13%.

During November 2025, as previously announced, the Company closed $250,000,000 senior unsecured term loans separated into two tranches with a weighted average effectively fixed interest rate of 4.13%. Tranche A provides a $100,000,000 unsecured term loan with a maturity date of April 30, 2030. Tranche B provides a $150,000,000 unsecured term loan with a maturity date of March 14, 2031. The loans require interest only payments, bearing interest at the annual rate of Daily Secured Overnight Financing Rate plus an applicable margin (0.85% as of February 3, 2026) based on the Company’s senior unsecured long-term debt rating. The Company entered into interest rate swap agreements to convert the floating interest rate component to an effectively fixed interest rate for the entire term of the loans.

In January 2025, EastGroup refinanced a $100,000,000 senior unsecured term loan, reducing the credit spread by 30 basis points to a total effectively fixed interest rate of 4.97%. In November 2025, the Company also entered into amendments related to five senior unsecured term loans totaling $475,000,000, which reduced the credit spread by 10 basis points on each loan.

During the fourth quarter of 2025, the Company did not have any sale or issuance transactions related to its continuous equity offering program. During the year ended December 31, 2025, the Company received gross proceeds of $267,010,000 from the program. As of February 3, 2026, EastGroup has $1,000,000,000 capacity available to issue shares through its equity offering program.

EXECUTIVE LEADERSHIP CHANGES

As previously announced, the following promotions became effective January 1, 2026:
•Reid Dunbar, former Head of EastGroup’s Central Region, became President of the Company,
•Staci Tyler, former Chief Administrative Officer and Chief Accounting Officer, became Chief Financial Officer,
•Brent Wood, former Chief Financial Officer, assumed the newly created position of Chief Operating Officer, and
•Michelle Rayner, former Controller, assumed the role of Chief Accounting Officer.

Mr. Loeb stated, “With a combined EastGroup tenure of nearly 70 years, Reid, Staci, Brent and Michelle represent the exceptional talent we have at EastGroup, and their promotions reflect our confidence in their ability to grow and drive shareholder value. We’ve experienced meaningful growth and believe we are well positioned to continue executing our strategy and capitalizing on the strength of our portfolio.”

An estimate of the impact to general and administrative expense has been included in the 2026 guidance as noted below.

OUTLOOK FOR 2026

We estimate EPS for 2026 to be in the range of $4.93 to $5.13 and FFO per share attributable to common stockholders for 2026 to be in the range of $9.40 to $9.60. The table below reconciles projected net income attributable to common stockholders to projected FFO. The Company is providing a projection of estimated net income attributable to common stockholders in order to meet the disclosure requirements of the U.S. Securities and Exchange Commission.

EastGroup’s projections are based on management’s current beliefs and assumptions about our business, the industry and the markets in which we operate; there are known and unknown risks and uncertainties associated with these projections. We assume no obligation to update publicly any forward-looking statements, including our Outlook for 2026, whether as a result of new information, future events or otherwise. Please refer to the “Forward-
400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | www.eastgroup.net

Looking Statements” disclosures included in this earnings release and “Risk Factors” disclosed in our annual and quarterly reports filed with the Securities and Exchange Commission for more information.

The following table presents the guidance range for 2026:

	Low Range		High Range
	Q1 2026	Y/E 2026	Q1 2026	Y/E 2026
	(In thousands, except per share data)

Net income attributable to common stockholders	$62,946	263,432	67,214	274,110
Depreciation and amortization	56,928	238,167	56,928	238,167
Funds from operations attributable to common stockholders*	$119,874	501,599	124,142	512,277

Weighted average shares outstanding — Diluted	53,351	53,387	53,351	53,387
Per share data (diluted):
Net income attributable to common stockholders	$1.18	4.93	1.26	5.13
Funds from operations attributable to common stockholders	2.25	9.40	2.33	9.60
*This is a non-GAAP financial measure. Please refer to Definitions.

The following assumptions were used for the mid-point:

Metrics	Initial Guidance for Year 2026	Actual for Year 2025
FFO per share	$9.40 - $9.60	$8.98
FFO per share increase over prior year	5.8%	7.5%
FFO per share, excluding gain on involuntary conversion and business interruption claims	$9.40 - $9.60	$8.95
FFO per share increase over prior year, excluding gain on involuntary conversion and business interruption claims	6.1%	7.7%
Same PNOI growth: cash basis (1)	5.6% - 6.6% (2)	6.7%
Average month-end occupancy — Operating portfolio	95.0% - 96.0%(3)	95.9%
Average month-end occupancy — Same property pool	95.8% - 96.8% (2)	96.5%
Development starts:
Square feet	1.7 million	1.4 million
Projected total investment	$250 million	$179 million
Operating property acquisitions	$160 million	$143 million
Operating property dispositions (Potential gains on dispositions are not included in the projections)	$70 million	$4 million
Gross capital proceeds (4)	$300 million	$517 million
General and administrative expense (5)	$27.0 million	$24.0 million

(1) Excludes straight-line rent adjustments, amortization of market rent intangibles for acquired leases, and income from lease terminations.
(2) Includes properties which have been in the operating portfolio since 1/1/25 and are projected to be in the operating portfolio through 12/31/26; includes 58,315,000 square feet.
(3) Represents estimated average month-end occupancy from January-December 2026. Average month-end occupancy for January-March 2026 is estimated to be between 95.2%-96.2%.
(4) Gross capital proceeds includes proceeds raised from external sources, such as new long-term debt or equity issuances; excludes borrowings on the unsecured bank credit facilities.
(5) Approximately 32% of the estimated annual general and administrative expense is expected to be incurred in the first quarter of 2026, primarily due to accelerated expense for employees who are retirement-eligible under our equity incentive plans. Includes approximately $4.0 million related to executive officer transitions announced in the Company’s press release dated December 16, 2025.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | www.eastgroup.net

DEFINITIONS

Net income is used by the Company’s management as the primary measure of operating results in making decisions. Investor and industry analysts primarily utilize two supplemental operating performance measures in analyzing operating results, which include: (1) funds from operations attributable to common stockholders (“FFO”), including FFO as adjusted as described below, and (2) property net operating income (“PNOI”), as defined below.

FFO is computed in accordance with standards established by the National Association of Real Estate Investment Trusts, Inc. (“Nareit”).  Nareit’s guidance allows preparers an option as it pertains to whether gains or losses on sale, or impairment charges, on real estate assets incidental to a real estate investment trust’s (“REIT’s”) business are excluded from the calculation of FFO. EastGroup has made the election to exclude activity related to such assets that are incidental to our business. FFO is calculated as net income (loss) attributable to common stockholders computed in accordance with U.S. generally accepted accounting principles (“GAAP”), excluding gains and losses from sales of real estate property (including other assets incidental to the Company’s business) and impairment losses, adjusted for real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

FFO, Excluding Gain on Involuntary Conversion and Business Interruption Claims, is calculated as FFO (as defined above), adjusted to exclude gains on involuntary conversion and business interruption claims. The Company believes that this exclusion presents a more meaningful comparison of operating performance across periods.

PNOI is defined as Income from real estate operations less Expenses from real estate operations (including market-based internal management fee expense) plus the Company’s share of income and property operating expenses from its less-than-wholly-owned real estate investments. EastGroup sometimes refers to PNOI from Same Properties as “Same PNOI” in this press release and the accompanying reconciliation; the Company also presents Same PNOI Excluding Income from Lease Terminations. The Company presents Same PNOI and Same PNOI, Excluding Income from Lease Terminations, as a property-level supplemental measure of performance used to evaluate the performance of the Company’s investments in real estate assets and its operating results on a same property basis. The Company believes it is useful to evaluate Same PNOI, Excluding Income from Lease Terminations, on both a straight-line and cash basis. The straight-line basis is calculated by averaging the customers’ rent payments over the lives of the leases; GAAP requires the recognition of rental income on a straight-line basis. The cash basis excludes adjustments for straight-line rent and amortization of market rent intangibles for acquired leases; cash basis is an indicator of the rents charged to customers by the Company during the periods presented and is useful in analyzing the embedded rent growth in the Company’s portfolio. “Same Properties” is defined as operating properties owned during the entire current period and prior year reporting period. Operating properties are stabilized real estate properties (land including building and improvements) that make up the Company’s operating portfolio. Properties developed or acquired are excluded from the same property pool until held in the operating portfolio for both the current and prior year reporting periods. Properties sold during the current or prior year reporting periods are also excluded. A key component of the change in PNOI is the rental rate change on new and renewal leases. The Company calculates rental rate changes on new and renewal leases on a cash basis and straight-line basis. The cash basis rental changes are calculated as the difference, weighted by square feet, of the annualized base rent due the first month of the new lease’s term and the annualized base rent of the rent due the last month of the former lease’s term, for leases signed during the reporting period. If free rent, discounts, or premiums are in the lease terms, then the first full rent value is used. The straight-line basis rental changes are calculated as the difference, weighted by square feet, of the average rent over the life of the new lease and the average rent over the life of the former lease, for leases signed during the reporting period. Rent amounts exclude amortization of market rent intangibles for acquired leases, hold over rent, and base stop amounts. These calculations exclude leases with terms of less than 12 months and leases for first generation space on properties acquired or developed by EastGroup.

FFO and PNOI are supplemental industry reporting measurements used to evaluate the performance of the Company’s investments in real estate assets and its operating results. The Company believes that the exclusion of depreciation and amortization in the industry’s calculations of PNOI and FFO provides supplemental indicators of the properties’ performance since real estate values have historically risen or fallen with market conditions.  PNOI and FFO as calculated by the Company may not be comparable to similarly titled but differently calculated measures for other REITs.  Investors should be aware that items excluded from or added back to FFO are significant components in understanding and assessing the Company’s financial performance.
400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | www.eastgroup.net

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”) is also used by the Company’s management as a key performance measure. EBITDAre is computed in accordance with standards established by Nareit and defined as Net Income, adjusted for gains and losses from sales of real estate investments, non-operating real estate and other assets incidental to the Company’s business, interest expense, income tax expense, depreciation and amortization. EBITDAre is a non-GAAP financial measure used by the Company’s management to measure the Company’s operating performance and its ability to meet interest payment obligations and pay quarterly stock dividends on an unleveraged basis.

Debt-to-EBITDAre ratio is a non-GAAP financial measure calculated by dividing the Company’s debt by its EBITDAre, and is used by the Company’s management in analyzing the financial condition and operating performance of the Company relative to its leverage.

The Company’s interest and fixed charge coverage ratio is a non-GAAP financial measure calculated by dividing the Company’s EBITDAre by its interest expense. The Company believes this ratio is useful to investors because it provides a basis for analysis of the Company’s leverage, operating performance and its ability to service the interest payments due on its debt.

CONFERENCE CALL

EastGroup will host a conference call and webcast to discuss the results of its fourth quarter, review the Company’s current operations, and present its earnings outlook for 2026 on Thursday, February 5, 2026, at 10:00 a.m. Eastern Time.  A live broadcast of the conference call is available by dialing 1-800-836-8184 (conference ID: EastGroup) or by webcast through a link on the Company’s website at www.eastgroup.net.  If you are unable to listen to the live conference call, a telephone and webcast replay will be available on Thursday, February 5, 2026.  The telephone replay will be available through February 12, 2026, and can be accessed by dialing 1-888-660-6345 (access code 26761#). The webcast replay can be accessed through a link on the Company’s website at www.eastgroup.net.

SUPPLEMENTAL INFORMATION

Supplemental financial information is available under Quarterly Results in the Investor Relations section of the Company’s website at www.eastgroup.net.

COMPANY INFORMATION

EastGroup Properties, Inc. (NYSE: EGP), a member of the S&P Mid-Cap 400 and Russell 2000 Indexes, is a self-administered equity real estate investment trust focused on the development, acquisition and operation of industrial properties in high-growth markets throughout the United States with an emphasis in the states of Texas, Florida, California, Arizona and North Carolina.  The Company’s goal is to maximize shareholder value by being a leading provider in its markets of functional, flexible and quality business distribution space for location sensitive customers (primarily in the 20,000 to 100,000 square foot range).  The Company’s strategy for growth is based on ownership of premier distribution facilities generally clustered near major transportation features in supply-constrained submarkets.  The Company’s portfolio, including development projects and value-add acquisitions in lease-up and under construction, currently includes approximately 65 million square feet.  EastGroup Properties, Inc. press releases are available at www.eastgroup.net.

The Company announces information about the Company and its business to investors and the public using the Company's website (eastgroup.net), including the investor relations website (investor.eastgroup.net), filings with the Securities and Exchange Commission, press releases, public conference calls, and webcasts. The Company also uses social media to communicate with its investors and the public. While not all the information that the Company posts to the Company's website or on the Company's social media channels is of a material nature, some information could be deemed to be material. Therefore, the Company encourages investors, the media, and others interested in the Company to review the information that it posts on the social media channels, including Facebook (facebook.com/eastgroupproperties), LinkedIn (linkedin.com/company/eastgroup-properties-inc), and X (X.com/eastgroupprop). The list of social media channels that the company uses may be updated on its investor relations
400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | www.eastgroup.net

website from time to time. The information contained on, or that may be accessed through, our website or any of our social media channels is not incorporated by reference into, and is not a part of, this document.

FORWARD-LOOKING STATEMENTS

The statements and certain other information contained in this press release, which can be identified by the use of forward-looking terminology such as “may,” “will,” “seek,” “expects,” “anticipates,” “believes,” “targets,” “intends,” “should,” “estimates,” “could,” “continue,” “assume,” “projects,” “goals,” “plans” or variations of such words and similar expressions or the negative of such words, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These forward-looking statements reflect the Company’s current views about its plans, intentions, expectations, strategies and prospects, which are based on the information currently available to the Company and on assumptions it has made. For instance, the amount, timing and frequency of future dividends is subject to authorization by the Company’s Board of Directors and will be based upon a variety of factors. Although the Company believes that its plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, the Company can give no assurance that such plans, intentions, expectations or strategies will be attained or achieved. Furthermore, these forward-looking statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to:

•international, national, regional and local economic conditions and conflicts;
•the competitive environment in which the Company operates;
•fluctuations of occupancy or rental rates;
•potential defaults (including bankruptcies or insolvency) on or non-renewal of leases by tenants, or our ability to lease space at current or anticipated rents, particularly in light of the ongoing uncertainty around interest rates, tariffs and general economic conditions;
•disruption in supply and delivery chains;
•increased construction and development costs, including as a result of tariffs or the recent inflationary environment;
•acquisition and development risks, including failure of such acquisitions and development projects to perform in accordance with our projections or to materialize at all;
•potential changes in the law or governmental regulations and interpretations of those laws and regulations, including changes in real estate laws, real estate investment trust (“REIT”) or corporate income tax laws, potential changes in zoning laws, or increases in real property tax rates, and any related increased cost of compliance;
•our ability to maintain our qualification as a REIT;
•natural disasters such as fires, floods, tornadoes, hurricanes, earthquakes or other extreme weather events, which may or may not be directly caused by longer-term shifts in climate patterns, could destroy buildings and damage regional economies;
•the availability of financing and capital, increases in or long-term elevated interest rates, and our ability to raise equity capital on attractive terms;
•financing risks, including the risks that our cash flows from operations may be insufficient to meet required payments of principal and interest, and we may be unable to refinance our existing debt upon maturity or obtain new financing on attractive terms or at all;
•our ability to retain our credit agency ratings;
•our ability to comply with applicable financial covenants;
•credit risk in the event of non-performance by the counterparties to our interest rate swaps;
•how and when pending forward equity sales may settle;
•lack of or insufficient amounts of insurance;
•litigation, including costs associated with prosecuting or defending claims and any adverse outcomes;
•our ability to attract and retain key personnel or lack of adequate succession planning;
•risks related to the failure, inadequacy or interruption of our data security systems and processes, including security breaches through cyber attacks;
400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | www.eastgroup.net

•pandemics, epidemics or other public health emergencies, such as the coronavirus pandemic;
•potentially catastrophic events such as acts of war, civil unrest and terrorism; and
•environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by us.

All forward-looking statements should be read in light of the risks identified in Part I, Item 1A. Risk Factors within the Company’s most recent Annual Report on Form 10-K, as such factors may be updated from time to time in the Company’s periodic filings and current reports filed with the SEC.
The Company assumes no obligation to update publicly any forward-looking statements, including its Outlook for 2026, whether as a result of new information, future events or otherwise.

CONTACT

Investor@eastgroup.net
400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | www.eastgroup.net

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
REVENUES
Income from real estate operations	$187,428	163,767	719,417	638,035
Other revenue	37	277	1,919	2,199
	187,465	164,044	721,336	640,234
EXPENSES
Expenses from real estate operations	49,116	43,195	192,243	174,212
Depreciation and amortization	57,069	49,662	216,732	189,411
General and administrative	5,109	4,043	23,960	20,619
Indirect leasing costs	206	229	839	785
	111,500	97,129	433,774	385,027
OTHER INCOME (EXPENSE)
Interest expense	(8,713)	(9,192)	(32,113)	(38,956)
Gain on sales of real estate investments	—	—	—	8,751
Other	499	931	2,009	2,805
NET INCOME	67,751	58,654	257,458	227,807
Net income attributable to noncontrolling interest in joint ventures	(14)	(14)	(56)	(56)
NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS	67,737	58,640	257,402	227,751
Other comprehensive income (loss) — Interest rate swaps	(394)	8,013	(13,596)	(2,935)
TOTAL COMPREHENSIVE INCOME	$67,343	66,653	243,806	224,816

BASIC PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$1.27	1.17	4.88	4.67
Weighted average shares outstanding — Basic	53,259	50,241	52,723	48,803
DILUTED PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$1.27	1.16	4.87	4.66
Weighted average shares outstanding — Diluted	53,383	50,339	52,814	48,911

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024

NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS	$67,737	58,640	257,402	227,751
Depreciation and amortization	57,069	49,662	216,732	189,411
Company’s share of depreciation from unconsolidated investment	31	31	124	125
Depreciation and amortization attributable to noncontrolling interest	(1)	(1)	(5)	(5)
Gain on sales of real estate investments	—	—	—	(8,751)
Gain on sales of non-operating real estate	—	(140)	—	(362)
FUNDS FROM OPERATIONS (“FFO”) ATTRIBUTABLE TO COMMON STOCKHOLDERS*	124,836	108,192	474,253	408,169
Gain on involuntary conversion and business interruption claims	—	—	(1,763)	(1,708)
FFO ATTRIBUTABLE TO COMMON STOCKHOLDERS, EXCLUDING GAIN ON INVOLUNTARY CONVERSION AND BUSINESS INTERRUPTION CLAIMS*	$124,836	108,192	472,490	406,461

NET INCOME	$67,751	58,654	257,458	227,807
Interest expense (1)	8,713	9,192	32,113	38,956
Depreciation and amortization	57,069	49,662	216,732	189,411
Company’s share of depreciation from unconsolidated investment	31	31	124	125
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“EBITDA”)	133,564	117,539	506,427	456,299
Gain on sales of real estate investments	—	—	—	(8,751)
Gain on sales of non-operating real estate	—	(140)	—	(362)
EBITDA FOR REAL ESTATE (“EBITDAre”)*	$133,564	117,399	506,427	447,186

Debt	$1,627,275	1,503,562	1,627,275	1,503,562
Debt-to-EBITDAre ratio*	3.0	3.2	3.2	3.4

EBITDAre*	$133,564	117,399	506,427	447,186
Interest expense (1)	8,713	9,192	32,113	38,956
Interest and fixed charge coverage ratio*	15.3	12.8	15.8	11.5

DILUTED PER COMMON SHARE DATA FOR EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$1.27	1.16	4.87	4.66
FFO attributable to common stockholders*	$2.34	2.15	8.98	8.35
FFO attributable to common stockholders, excluding gain on involuntary conversion and business interruption claims*	$2.34	2.15	8.95	8.31
Weighted average shares outstanding for EPS and FFO purposes — Diluted	53,383	50,339	52,814	48,911

(1) Net of capitalized interest of $5,841 and $5,026 for the three months ended December 31, 2025 and 2024, respectively; and $21,730 and $19,823 for the twelve months ended December 31, 2025 and 2024, respectively.

*This is a non-GAAP financial measure. Please refer to Definitions.

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES (Continued)
(IN THOUSANDS)
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024

NET INCOME	$67,751	58,654	257,458	227,807
Gain on sales of real estate investments	—	—	—	(8,751)
Gain on sales of non-operating real estate	—	(140)	—	(362)
Interest income	(217)	(512)	(900)	(1,334)
Other revenue	(37)	(277)	(1,919)	(2,199)
Indirect leasing costs	206	229	839	785
Depreciation and amortization	57,069	49,662	216,732	189,411
Company’s share of depreciation from unconsolidated investment	31	31	124	125
Interest expense (1)	8,713	9,192	32,113	38,956
General and administrative expense (2)	5,109	4,043	23,960	20,619
Noncontrolling interest in PNOI of consolidated joint ventures	(16)	(15)	(62)	(62)
PROPERTY NET OPERATING INCOME (“PNOI”)*	138,609	120,867	528,345	464,995
PNOI from 2024 and 2025 acquisitions	(9,195)	(4,072)	(31,330)	(8,152)
PNOI from 2024 and 2025 development and value-add properties	(7,832)	(4,605)	(26,096)	(14,592)
PNOI from 2024 and 2025 operating property dispositions	—	(51)	(40)	(380)
Other PNOI	161	86	1,089	208
SAME PNOI (Straight-Line Basis)*	121,743	112,225	471,968	442,079
Lease termination fee income from same properties	(288)	(235)	(1,181)	(2,192)
SAME PNOI, EXCLUDING INCOME FROM LEASE TERMINATIONS (Straight-Line Basis)*	121,455	111,990	470,787	439,887
Straight-line rent adjustments for same properties	(2,381)	(1,966)	(9,659)	(7,345)
Acquired leases — Market rent adjustment amortization for same properties	(410)	(513)	(1,849)	(2,179)
SAME PNOI, EXCLUDING INCOME FROM LEASE TERMINATIONS (Cash Basis)*	$118,664	109,511	459,279	430,363

(1) Net of capitalized interest of $5,841 and $5,026 for the three months ended December 31, 2025 and 2024, respectively; and $21,730 and $19,823 for the twelve months ended December 31, 2025 and 2024, respectively.

(2) Net of capitalized development costs of $2,064 and $2,023 for the three months ended December 31, 2025 and 2024, respectively; and $7,451 and $8,181 for the twelve months ended December 31, 2025 and 2024, respectively.

*This is a non-GAAP financial measure. Please refer to Definitions.